Exhibit 10.1

Wesco Aircraft

December 8, 2014

Hal Weinstein

Re:                             Employment as Interim Chief Executive Officer

Dear Hal:

This letter confirms the agreement regarding the terms upon which you will serve as Interim Chief Executive Officer of Wesco Aircraft Hardware Corp. (“Hardware”) and Wesco Aircraft Holdings, Inc. (“Holdings”).  You will commence service as Interim Chief Executive Officer on Monday December 8, 2014 (the “Transition Date”).  Effective as of the Transition Date, your annualized base salary will be increased to $650,000, payable in accordance with Hardware’s regular payroll pay practices.  In addition, you will be eligible for a cash bonus award (the “Bonus”) for your service as Interim Chief Executive Officer, with a target amount equal to $325,000, which Bonus will be earned subject to the attainment of such performance goals and criteria as will be mutually agreed between you and the Board of Directors of Holdings.  The Bonus will also be subject to your continued employment through such time as the Company identifies and hires a permanent Chief Executive Officer (but not later than September 30, 2015).  Such Bonus, if earned based on performance, will be paid as soon as practicable after the commencement of service of the permanent Chief Executive Officer and your retirement from active service as an employee.  You will also continue to receive all other employee benefits on the same basis as your current entitlements, subject to the right of Hardware and Holdings to modify their employee benefits programs from time to time.

In connection with your commencement of service as Interim Chief Executive Officer, you have also been granted an award (the “Transition Equity Grant”) under the equity incentive plan of Holdings (the “Equity Plan”) consisting of 108,691 stock options having a per share exercise price of $13.94 and 23,912 shares of restricted stock, which awards will vest in full on September 30, 2015 and which are subject to separate award agreements to be executed in accordance with Holdings’ customary equity grant practices.

It is anticipated that your service as Interim Chief Executive Officer will continue until a permanent replacement Chief Executive Officer is identified and hired (the “Retirement Date”), at which time you will resign your position as Interim Chief Executive Officer and retire from active service as an employee.  If the Retirement Date occurs before September 30, 2015, Hardware will retain you as a consultant until September 30, 2015 to provide such transitional consulting services as may be requested from time to time.  In connection with such transitional consulting services, provided that you sign and do not revoke a release a claims in favor of Hardware, Holdings and their affiliates in the same form as was attached to your Severance Agreement (as defined below), you will continue to vest in your Transition Equity Grant and other outstanding equity grants, which shall be the only consideration payable in connection with such services.

By accepting the Interim Chief Executive Officer position, you acknowledge and agree that the severance provisions set forth the Executive Severance Agreement entered into between you and Hardware dated as of May 8, 2014 (the “Severance Agreement”) and the Employment Agreement entered into between you and Hardware dated as of June 15, 2007 are hereby null and void and of no further force and effect.  You also agree that if your employment is involuntarily or constructively terminated (including a resignation for good reason) at any time, you will not be entitled to any severance payments or benefits other than your eligibility to receive payment of the Bonus and the continued vesting of your Transition Equity Grant and other outstanding equity grants as set forth in this letter.  Finally, you acknowledge that the provisions in the Severance Agreement and the Employment Agreement that are intended to survive the termination of those agreements (including the non-competition, non-solicitation, assignment of inventions, non-disparagement, confidentiality and similar provisions) shall survive and remain in effect for the periods applicable thereto.

Congratulations on your appointment as Interim Chief Executive Officer.  I look forward to Wesco’s continued growth and success under your leadership.

Sincerely,

/s/ John Holland

John Holland
Executive Vice President and Chief Legal Officer

Agreed and Accepted:

/s/ Hal Weinstein
Hal Weinstein